Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Uni-Pixel, Inc. and subsidiaries:

We consent to the use of our reports dated February 26, 2015, with respect to the consolidated balance sheets of Uni-Pixel, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference.

/s/ PMB Helin Donovan
PMB Helin Donovan

Austin, TX
November 12, 2015